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Exhibit 10.31


                             EQUIPMENT SUBLEASE
                            TERMINATION AGREEMENT


         This Equipment Sublease Termination Agreement ("Agreement") is made and entered into as of 1st day of December, 2005 (the "Effective Date") , by and between Quest Manufacturing, Inc. ("Quest") and Silicon Film, Inc. ("SF") (collectively the "Parties").

                                 RECITALS

         WHEREAS, on March 18, 2004, the Parties entered into four subleases - Equipment Sublease Agreements #1, #2, #3, and #4 - concerning certain computer and other equipment subleased to SF by Quest.

         WHEREAS, Equipment Sublease Agreement #1 expired by its terms on October 31, 2005 (the "Expired Sublease").

         WHEREAS, Equipment Sublease Agreement #2 expires by its terms on February 28, 2006, Equipment Sublease Agreement # 3 expires by its terms on January 31, 2008, and Equipment Sublease Agreement #4 expires by its terms on January 31, 2007 (collectively the "Effective Subleases").

         WHEREAS, the outstanding balance on payments due under the Effective Subleases as of November 30, 2005, was exchanged by Quest for a Note with Voyager One, Inc., the parent company of SF, in the amount of $42,623.93, dated December 1, 2005. (the "Note") and the remaining payments under the Effective Subleases, as of November 30, 2005, were waived by Quest Manufacturing, Inc.

         NOW, THEREFORE, in consideration of the Note and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, the Parties agree as follows:

1. Termination of the Effective Subleases. The Parties agree that the Effective Subleases are hereby and irrevocably terminated with no penalty or further liability to either of the Parties, including any and all liability that may have accrued for payments, penalties or interest under the Effective Subleases. The Parties shall hereinafter have no further obligation under the Effective Subleases.

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2.   Use of Specified Equipment. SF and Voyager One shall have use of certain equipment covered by the Effective Subleases and currently in the possession of SF and Voyager One as indicated below:

          2 notebooks and associated equipment which includes 4 docking stations, 4 monitors, 4 keyboards, 4 mice and miscellaneous power and connection cords; and,

          5 desktop computers and associated equipment which includes 5 monitors, 5 keyboards, 5 mice and miscellaneous power and connection cords,

     until such time as Quest provides SF with a written demand for its return, but in no event shall such request be made prior to sixty (60) days of the original expiration date of each Effective Sublease for the respective equipment thereunder except if Quest must, under the terms of the master leases, return the specified equipment for failure to comply with its terms. Upon receipt of demand for the return of any or all of the specified equipment, SF will have thirty (30) days to return such equipment to Quest in an "as is" condition.

3. Return of Other Equipment. Except for the specified equipment designated in paragraph 2 above, the remaining equipment which is the subject of the Effective Subleases shall be returned to Quest Manufacturing, Inc. as soon as practicable.

IN WITNESS WHEREOF, the Parties have executed the foregoing Agreement as of the Effective Date.

Quest Manufacturing, Inc.            Silicon Film Technologies, Inc.


By: /s/ John Lichter                 By: /s/ Sebastien C. DuFort
    --------------------------           ----------------------------

Name:  John Lichter                  Name:  Sebastien C. Dufort
Its: President and CEO               Its: President


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